Exhibit 21.1

                             WILD OATS MARKETS, INC.
                              LIST OF SUBSIDIARIES

Alfalfa's Canada, Inc.
Wild Oats Markets Canada, Inc.
Wild Oats of Massachusetts, Inc.
Wild Oats of Texas, Inc.
Wild Marks, Inc.
Wild Oats Financial, Inc.
Sparky, Inc.